Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Myriad Genetics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	(2)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock, par value $0.01 per share	(2)	(1)	(1)	(1)	(2)	(2)

	Equity	Depositary Shares(3)	(2)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	(2)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants	(2)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	There is being registered hereunder such indeterminate number or amount of shares of common stock, shares of preferred stock, depositary shares, debt securities and warrants of Myriad Genetics, Inc. as may from time to time be issued at indeterminate prices and as may be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.

(2)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the registrant hereby defers payment of the registration fee required in connection with this registration statement. Accordingly, no filing fee is paid herewith.

(3)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event Myriad Genetics, Inc. or selling securityholders elect to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.